Exhibit 99.1

VIVUS Initiates Pay Down of Secured Debt and Announces Management Changes

-Reduction of $48.6 million of Secured Debt will result in total interest savings of $10.5 million-

-Organizational change streamlines commercial operations-

CAMPBELL, Calif., October 3, 2019 (GLOBE NEWSWIRE) — VIVUS, Inc. (Nasdaq:VVUS) (the “Company”), a biopharmaceutical company, announced today that it has paid down $48.6 million of its Senior Secured Notes due 2024.  This debt reduction will result in savings of $10.5 million due to a reduction in interest payments over the remaining term of the loan.

“As we are executing the ten-quarter turnaround plan of VIVUS, an essential component of such plan is to address our total debt,” said John Amos, Chief Executive Officer at VIVUS.  “Accordingly, we intend to actively manage our capital structure, including retiring our outstanding debt to appropriate levels in a series of steps consistent with our ten-quarter turnaround plan.  The $48.6 million repayment announced today is the first of these steps and will result in a net savings of interest of $10.5 million over the remaining term of the loan.  This action is consistent with our longstanding goal of lowering our cost of capital and cash usage related to the interest on our debt.  Based on the improvement of our operations and the underlying collateral, the expense of this debt is no longer warranted.  We are pleased to have taken this important step toward improving our long-term financial health, and we intend to address our remaining debt obligations in ordinary course.”

The Company also announced the departure of Ken Suh, President, and Scott Oehrlein, Chief Operations Officer, effective October 31, 2019.

“I would like to thank both Ken and Scott for the important contributions they have made to VIVUS, each having improved the Company through the acquisition and transition of Pancreaze. We wish them well in their future endeavors,” said Mr. Amos.  As of this time, the Company does not intend on hiring replacements for the positions of President and Chief Operations Officer.

About VIVUS

VIVUS is a biopharmaceutical company committed to the development and commercialization of innovative therapies that focus on advancing treatments for patients with serious unmet medical needs.  For more information about the Company, please visit www.vivus.com.

Forward-Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks, uncertainties and other factors, including risks and uncertainties related to our ability to execute on our business strategy to enhance long-term stockholder value; risks and uncertainties related to our ability to address our outstanding balance of the convertible notes due in May 2020; risks and uncertainties related to our expected future revenues, operations and expenditures; risks and uncertainties related to our liquidity and capital resources; and risks and uncertainties related to the impact, if any, of changes to our Board of Directors and senior management team. The reader is cautioned not to rely on these forward-looking statements. Investors should read the risk factors set forth in VIVUS’ Form 10-K for the year ended December 31, 2018 as filed on February 26, 2019, and periodic reports filed with the Securities and Exchange Commission. VIVUS does not undertake an obligation to update or revise any forward-looking statements.

VIVUS, Inc.	Investor Relations: Lazar FINN Partners
Mark Oki	David Carey
Chief Financial Officer	Senior Partner
oki@vivus.com	david.carey@finnpartners.com
650-934-5200	212-867-1768